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                       SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934.

Filed by the Registrant [ x ]      Filed by Party other than the
                                   Registrant [   ]

[   ]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[ x ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12

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                   GRAND CENTRAL SILVER MINES, INC.
       (Exact name of Registrant as specified in its charter.)
                    Commission File number 0-17048
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Payment of Filing Fee (Check the appropriate box):

[ x ]     No fee required.
[   ]     Fee computed on table below per Exchange Act Rule 14a-6(i)(1)
          and O-11.
     1. Title of each class of securities to which transaction applies: ______________________________________________
     2.   Aggregate number of securities to which transaction
          applies: ______________________________________________
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
     4.   Proposed maximum aggregate value of transaction:
     5.   Total fee paid: _______________________________________
[   ]     Fee paid previously with preliminary materials.
[   ]     Check box if any part of the fee is offset as provided by
          Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1.   Amount Previously Paid; _______________________________
     2.   Form, Schedule or Registration Statement No. __________
     3.   Filing Party: _________________________________________
     4.   Date Filed: ___________________________________________

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                           WRITTEN CONSENT

          This written consent is solicited on behalf of the Board of Directors of Grand Central Silver Mines, Inc.

          The undersigned hereby consents to the adoption by the Shareholders of Grand Central Silver Mines, Inc. (the "Company") of that certain resolution adopted by the Company's Board of Directors on October 14, 1998, which will have the effect of reverse splitting the Company's outstanding shares of common stock on a one-for-eight basis. The authorized capital of the Company as reflected in its Articles of Incorporation and amendments thereto will not change.

          This proposal would effect a one-for-eight reverse stock split of the Company's issued and outstanding Common Shares (the "Reverse Stock Split"). The Reverse Stock Split would result in one post-split Common Share being issued in exchange for each eight Common Shares which are presently issued and outstanding. The Company would not issue fractional shares pursuant to the Reverse Stock Split, but instead would issue one whole Common Share to those shareholders who would otherwise be entitled to receive fractional shares. The principal effect of the Reverse Stock Split would be to decrease the number of issued and outstanding Common Shares as of December 1, 1998, from 10,888,508 to approximately 1,361,064, depending on the number of whole Common Shares issued in elimination of fractional Common Shares. The Reverse Stock Split would not have an immediate effect on any shareholder's proportionate interest in the Company, including the proportionate interest of management, except for (i) the de minimis effect on those shareholders which receive one whole share in lieu of fractional shares, and (ii) the increase in future possible dilution, as described below.

          The following table illustrates the principal effects of the proposed Reverse Stock Split based on the Company's capitalization as of December 1, 1998:

Common Shares            Prior to Split      After Split

Authorized               40,000,000          40,000,000

Outstanding              10,888,508           1,361,064 *

Available for
 future issuance         29,111,492          38,638,936 *









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*    Assumes that no post-split Common Shares are issued in lieu of fractional Common Shares.

Reasons for the Reverse Stock Split.

          The Company's Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). As of December 1, 1998, the Company's Common Stock is trading at $0.16 bid and $0.29 ask per share, respectively. For continued inclusion in the NASDAQ system, a minimum bid price per share shall be $1.00. Accordingly, in order to maintain its listing on the NASDAQ system the Company must increase the price per share from $0.16 bid to a price in excess of $1.00 per share. The Company believes that by reverse splitting the outstanding shares of Common Stock on a basis of one-for-eight, it will increase the price per share in excess of $1.00. In the event that the shares are reverse split on a one-for-eight basis, there is no assurance that the price per share will exceed $1.00, or in the event that the bid price does exceed $1.00 per share that it will remain at or above $1.00, and accordingly, it is possible that the Company's shares of Common Stock could be delisted from the NASDAQ system even though the Reverse Stock Split is approved by the shareholders and effectuated. In the event the Company's shares of Common Stock are delisted from the NASDAQ system, their marketability because of the reluctance of many leading brokerage firms to recommend low priced securities to their clients, may be adversely affected. Further, a number of brokerage firms policies tend to discourage individual brokers within those firms from dealing in low priced securities. The Board of Directors is hopeful that by decreasing the number of Common Shares outstanding as a consequence of the reverse split, and the resulting increase in price level will generate broader interest in the Company's Common Shares and promote continued liquidity for the Company's shareholders.

Future Dilution; Anti-Takeover Effects

          There may be certain disadvantages suffered by shareholders of the Company as a result of approval of the Reverse Stock Split. These include a significant increase in possible dilution to present shareholders' percentage ownership of the Common Shares. As described above, assuming issuance of all authorized Common Shares, present shareholders, in the aggregate, would own approximately 27.22% of the then-outstanding Common Shares under the Company's present capital structure, but only 3.41% of the outstanding Common Shares under the Capital structure assuming adoption of the Reverse Stock Split.










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     The proportionate increase in the number of Common Shares
available for future issuance may also have certain anti-takeover effects. For example, the availability of a large number of Common Shares for future issuance might allow the Company's Board of Directors to dilute the percentage share ownership of persons who might attempt to obtain control over the Company. Approval of the Reverse Stock Split therefore might attempt to obtain control over the Company. Approval of the Reverse Stock Split therefore might allow the Board of Directors to frustrate a takeover attempt which might be favorable to shareholders as a group, and may have the effect of limiting shareholder participation in these types of transactions.

          While the Reverse Stock Split may have certain anti-takeover effects, management of the Company is not aware of any attempts by third persons to accumulate a large number of Common Shares. Accordingly, the Reverse Stock Split has not been recommended by the Board of Directors in response to any existing attempts by third parties at obtaining control of the Company.

No Plans or Agreements to issue Any Additional Common Shares.

          The Company has no plans or agreements to issue any additional Common Shares at this time.

Exchange of Certificates and Liquidation of Fractional Shares.

          OTC Stock Transfer, Inc. has been appointed to serve as the exchange agent (the "Exchange Agent") to act for shareholders in effecting the exchange of their certificates.

          As soon as practicable after the Effective Date, shareholders will be notified and requested to surrender their certificates representing Common Shares to the Exchange Agent in exchange for certificate representing post reverse split Common Shares. Commencing on the Effective Date, each certificate representing pre-split Common Share will be deemed for all purposes to evidence ownership of post reverse split Common Shares.

          Certificates representing fractional Common Shares will not be issued in connection with the Reverse Stock Split. Assuming approval of the Reverse Stock Split by shareholders, shareholders who would otherwise receive fractional shares will be entitled to receive on whole Common Share in lieu of any fractional share.












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Vote Required.

          The affirmative vote of a majority of the outstanding
Common Shares is required to adopt the Reverse Stock Split.  The
Company's officers and directors are expected to vote for the adoption of the Reverse Stock Split.

Federal Income Tax Consequences.

          The federal income tax consequences of the proposed Reverse Stock Split are set for below. The following information is based upon existing tax laws, which are subject to change by legislation, administrative action and judicial decision. Shareholders are therefore advised to consult with their own tax advisor for more detailed information relating to their individual tax circumstances.

          The post reverse split Common Shares in the hands of a shareholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of the pre-split Common Shares held by the shareholder immediately prior to the Reverse Stock Split.

Registration.

          The Board of Directors believes the changes to be effected by the Reverse Stock Split will not cause the Company to terminate registration of the Common Shares under the Securities Exchange Act of 1934 or to cease filing reports under that Act with the Securities and Exchange Commission. The Company does not have any present plans to take any action which would further reduce the number of shares.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ONE-FOR-EIGHT REVERSE STOCK SPLIT.

          This written consent when properly executed and combined with other written consents constituting a majority of the Company's issued and outstanding shares as of December 1, 1998, shall serve in lieu of a meeting of shareholders of the Company as provided under Section Sec. 16-10a-704 of the Utah Business Corporation Act, providing that action which might be taken at a meeting of the stockholders may be taken without a meeting if a record thereof be made in writing and signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.











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[   ]     The undersigned hereby consents to the foregoing resolution to reverse split the Company's outstanding shares of common stock on a one-for-eight basis.

[   ]     The undersigned hereby objects to the foregoing resolution to reverse split the Company's outstanding shares of common stock on a one-for-eight basis.

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          Please sign exactly as name appears below.  When shares
are hold by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporation name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

          Dated: ____________________, 1998.

Label stating name of stockholder
and number of shares held.


                              ---------------------------------------
                              Signature

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                              Signature if held jointly

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PLEASE SIGN, DATE AND RETURN THIS WRITTEN CONSENT PROMPTLY USING THE
ENCLOSED ENVELOPE.
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